Exhibit No. 2.1

WEINMASTER HOMES, LTD.

STOCK PURCHASE AGREEMENT

AMONG

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.,
HOUSEPLANS, INC., WEINMASTER HOMES, LTD. AND
BRUCE AND JANICE WEINMASTER

Dated as of July 1, 2005

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”)  is entered into as of July 1, 2005 by and among International Microcomputer Software, Inc., a California corporation (“IMSI”), Houseplans, Inc., a California corporation and a wholly-owned subsidiary of IMSI (“Purchaser”), Weinmaster Homes, Ltd., a corporation organized under the laws of Canada (“WHL”), and Bruce and Janice Weinmaster (the “Shareholders”).

RECITALS

WHEREAS, the Shareholders own 100% of the outstanding shares of capital stock (the “Stock”) of WHL; and

WHEREAS, IMSI owns 100% of the outstanding shares of capital stock of the Purchaser; and

WHEREAS, IMSI desires to purchase the Stock from the Shareholders through the Purchaser, and the Shareholders desire to sell the Stock to the Purchaser, in each case upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1.  Definitions.

In addition to the terms defined elsewhere herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below when used herein with initial capital letters:

“Accounts Receivable” has the meaning set forth in Section 3.9.

“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preamble, and shall include all Schedules and Exhibits hereto.

“Arbiter” has the meaning set forth in Section 2.3(d).

“Balance Sheet” has the meaning set forth in Section 3.6.

“Balance Sheet Date” means March 31, 2005.

 “Business” means the business and operations of WHL and its Subsidiaries as conducted on the Closing Date, including but not limited to the distribution of stock houseplans online and in retail outlets.

“Business Day” means a day, other than a Saturday, a Sunday or a day on which commercial banks are required or authorized to close in the United States or Canada.

“Cash Consideration” has the meaning set forth in Section 2.2(a)(i).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Date Balance Sheet” means the balance sheet of WHL as of the Closing Date, prepared in accordance with GAAP in a manner consistent with WHL’s historical accounting practices.

“Closing Date Net Asset Amount” means the amount by which WHL’s assets exceed its liabilities on the Closing Date Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business Activities” means marketing or distributing electronic house plans online or through retail channels.

“Contracts” as of any date means, collectively, all material contracts, agreements, commitments, instruments and guaranties to which WHL is a party as of such date, including those listed or required to be listed on Schedule 3.14, all material unfilled orders outstanding as of such date for the purchase of raw materials, goods or services by WHL, and all material unfilled orders outstanding as of such date for the sale of goods or services by WHL.

“Costs of Remediation” means all losses, amounts paid in settlement, investigation, removal, remediation, monitoring and reporting costs and expenses, Taxes, claims, Damages, Liabilities, obligations, judgments, settlements and out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and attorneys’ fees including, without limitation, reasonable fees for services of attorneys, consultants, contractors, experts, engineers and laboratories, and all other reasonable out-of-pocket costs, incurred in connection with investigation, characterization, remediation, monitoring, reporting or mitigation, arising out of or related to the presence or Release of any Hazardous Materials existing as of or prior to the Closing Date at, on, or emanating from any of the Leased Property or any real property at or to which WHL, any Subsidiary or predecessor of any of the foregoing disposed, Released, transported, stored, emitted, treated, or arranged to dispose of Hazardous Materials prior to the Closing Date including, without limitation, off-site liability under any Environmental Law arising from or in connection with transportation, treatment, storage, disposal, Release, or arranging for disposal of Hazardous Materials.

“Damages” means any losses, amounts paid in settlement, claims, damages, Liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and attorneys’ fees, including, without limitation, (i) any consequential damages or (ii) any special or punitive damages which are assessed against an Indemnified Party as a result of a third party action; provided however, that the amount thus determined shall be reduced by any amounts actually recovered from any third party, including the proceeds received with respect to any applicable insurance policy.

“Delivered Stock” means the Stock minus the Pledged Stock.

“Draft Adjustment Report” has the meaning set forth in Section 2.3(a).

“Employee Benefits” means: (a) stock option plans, stock purchase plans, stock-related rights plans, incentive plans, deferred compensation plans, profit-sharing plans and other similar benefits, plans or arrangements; (b) insurance (including self-insured arrangements), health, welfare, drug, disability, sick leave, pregnancy-related leave, workers’ compensation, supplemental unemployment benefits, post-employment, pension, retirement (including related compensation, health medical and insurance benefits), travel, hospitalization, medical, dental, counseling, employee assistance program, eye care and other similar benefits, plans or arrangements; and (c) agreements or arrangements with any labor union or employee association, and employment agreements.

“Employee(s)” means each individual who, on the applicable date, performs services as an employee primarily for WHL or any of its Subsidiaries (including such persons who are on an approved leave of absence, vacation, short-term disability or otherwise treated as an active employee of WHL or its Subsidiaries).

“Employment Agreement” shall have the meaning set forth in Section 6.4.

“Environmental Laws” means any Legal Requirement with respect to the protection of the public health, safety or the environment, including, without limitation, with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, solid waste, or waste water, water, soil, air, pollution, the protection, preservation or restoration of natural resources, plant and animal life or human health or the environment, or waste management, regulation or control.

“Environmental Reference Date” has the meaning set forth in Section 3.21.

“Equity Distributions” as of any date means the following: (i) all dividends, distributions, forgiveness of debt, transfer of value or similar transactions with respect to the Stock, and (ii) with respect to each transaction between WHL on the one hand and the Shareholders, its Affiliates, or advisors on the other hand, the amount (measured on a transaction by transaction basis, which amount shall never be deemed to be less than zero) by which the cash value of the goods or services received by WHL was less than the greater of (x) the amount which WHL would have had to pay in a comparable transaction with an unaffiliated third party entered into on an arm’s length basis, or (y) the cash value of the goods and services paid by WHL in the transactions.

“Escrow Agent”has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.2(a)(iii).

“Final Adjustment Report” has the meaning set forth in Section 2.3(b).

“Financial Statements” has the meaning set forth in Section 3.6.

“Former Employee” means each individual other than an Employee on the Closing Date who at any time prior to the Closing Date performed services as an employee primarily for WHL or any Subsidiary of WHL.

“GAAP” has the meaning set forth in Section 1.2.

“Governmental Agency” means (a) any international, Canadian, foreign, federal, state, county, province, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Hazardous Materials” means each and every element, compound, chemical mixture, pollutant, contaminant, material, waste or other substance which is defined, designated, regulated, determined, classified or identified as of the Closing Date as hazardous, radioactive, harmful or toxic under any Environmental Law, or the Release of which is prohibited or regulated under any Environmental Law. Without limiting the generality of the foregoing, the term shall include any “toxic substance,”“hazardous substance,”“hazardous waste,” or “hazardous material” as defined in any Environmental Law as amended to date, and any explosive or radioactive material, asbestos, asbestos-containing material, waste water, sludge, untreated dye, other effluent, coal ash, polychlorinated biphenyls, special waste, petroleum or any derivative or byproduct thereof, and toxic waste.

“IMSI SEC Documents” has the meaning set forth in Section 4.8.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or, except for accrued liabilities arising in the Ordinary Course of Business, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business which are not overdue or in default), (v) every capital lease obligation (determined in accordance with GAAP) of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) the present value (discounted using an interest rate of 5% per annum) as of the date of determination of every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

“Indemnified Party” has the meaning set forth in Section 9.3(a) and in the case of Purchaser shall also include WHL and its Subsidiaries.

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” shall mean (i) all fictional business names, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith (collectively “Marks”); (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof (collectively “Patents”); (iii) trade secrets, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof (collectively, “Trade Secrets”), (iv) copyrights in writings, artwork, clipart, webart, sounds, graphics, photographs, animations, images, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) all of WHL’s designs and plans (in paper and electronic form); (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vii) Internet Web sites, domain names, including, but not limited to globalhouseplans.com and weinmaster.com, and registrations or applications for registration thereof; (viii) books and records describing or used in connection with any of the foregoing; (ix) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing; and (x) such items listed or required to be listed on Schedule 3.15.

“IRS” means the Internal Revenue Service of the U.S. Department of the Treasury.

“Knowledge” as applied to the Shareholders, means the actual knowledge, after reasonable inquiry, of Bruce and Janice Weinmaster.

“Leased Property” has the meaning set forth in Section 3.10(b).

“Leases” has the meaning set forth in Section 3.10(b).

“Legal Requirement” means any Canadian, federal, state, local, provincial, municipal, foreign, international, multinational, or other administrative Order, constitution, law, rule, ordinance, permit, principle of common law, regulation, statute, or treaty.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

“Licensed IP” means all WHL IP that is not owned by WHL, excluding any WHL IP that is licensed to WHL pursuant to any (i) license implied by the sale of a product, or (ii) perpetual, paid-up licenses for commonly available software programs.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Major Customers” and “Major Suppliers”have the respective meanings set forth in Section 3.26.

“Mark” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Material Adverse Effect” means a material adverse change in or effect with respect to the business, results of operations, properties or financial condition of WHL and its subsidiaries, taken as a whole.

“Net Asset Adjustment” means the adjustment of the Cash Consideration in the manner set forth in Section 2.3(d)..

“Objection Notice” has the meaning set forth in Section 2.3(c).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Agency or by any arbitrator.

“Ordinary Course of Business” means an action which is consistent with the past practices of WHL and is taken in the ordinary course of the normal day-to-day operations of WHL.

“Patent” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property”.

“Permit” means any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement.

“Permitted Liens” means, with respect to any asset, (i) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any Indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset; (ii) ; unfiled mechanic’s, materialmen’s and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and, for those existing on the Balance Sheet, for which adequate reserves in accordance with GAAP are reflected on the Balance Sheet, as the case may be; (iii) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings and, for those existing on the Balance Sheet, for which adequate reserves are reflected on the Balance Sheet, as the case may be; and (iv) liens securing rental payments under capital lease arrangements, which capital lease arrangements existing as of the Closing Date are in accordance with GAAP reflected as Indebtedness on the Balance Sheet.

“Person” means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or any other entity.

“Pledged Stock” means that portion of the Stock pledged by the Purchaser pursuant to the Escrow Agreement.

“Pre-Closing Taxes” has the meaning set forth in Section 9.2(b).

“Promissory Note” has the meaning set forth in Section 2.2(a)(iii).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser’s Opinion of Counsel” has the meaning set forth in Section 6.5.

“Registration Rights Agreement” has the meaning set forth in Section 6.3.

“Release” means any spilling, leaking, pumping, releasing, depositing, pouring, emitting, emptying, migrating, discharging, injecting, storing, escaping, leaching, dumping, burying, abandoning, disposing or moving into the environment.

“Salaried Employee” has the meaning set forth in Section 3.23(h).

“Schedules” means, collectively, the various Schedules referred to in this Agreement delivered separately to Purchaser on or before the date of this Agreement.

“Section 338(h)(10) Election”has the meaning set forth in Section 5.5(f).

“Section 338 Forms”has the meaning set forth in Section 5.5(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Shareholders Entity” means the Shareholders and their respective Affiliates (other than WHL and its Subsidiaries).

“Shareholders” has the meaning set forth in the preamble hereto.

“Software” has the meaning set forth in Section 3.16.

“Stock” has the meaning set forth in the Recitals hereto.

“Stock Consideration” has the meaning set forth in Section 2.2(a)(ii).

“Subsidiary” means “subsidiary” as defined in Rule 405 promulgated under the Securities Act.

“Tax Claim” has the meaning set forth in Section 9.5.

“Tax Return” means any report, return, information return, forms, declarations, claims for refund, statements or other information (including any amendments thereto and including any schedule or statement thereto) required to be supplied to a Governmental Agency in connection with Taxes.

“Taxes” means all Canadian, federal, state, local, foreign, province of British Columbia and other taxes, assessments and water and sewer charges and rents, including without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers’ compensation, alternative or add-on minimum, estimated, or other tax, including without limitation any interest, penalties or additions thereto.

“Trade Secret” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Transaction Documents” means this Agreement, the Promissory Note, the Registration Rights Agreement, the Escrow Agreement, the General Security Agreement defined in Section 2.2(a)(iii), and the Guarantee defined in Section 2.2 (a)(iii).

“WHL”, except where the context indicates otherwise, includes Weinmaster Homes, Ltd. and its subsidiaries, if any.

“WHL IP” means all Intellectual Property owned, used or licensed by WHL as licensor or licensee that is necessary for the carrying on of, or that is otherwise material to, the business of WHL.

“WHL Revenue” shall mean the gross revenue of the Business, including but not limited to revenue from all products, services and assets of the Business (including without limitation the Weinmaster plans sold online, the plans of other designers sold by WHL, advertising revenue for advertisements on Globalhouseplans.com, Weinmaster.com and any other web site of the Business, including appropriate credit for gratuitous advertisements or advertisements made in exchange for products or services), as of the Closing Date as calculated by the Purchaser in accordance with GAAP and adjusted as necessary for sales returns, allowances and bad debts.

“WHL’s Opinion of Counsel”, has the meaning set forth in Section 7.6.

Section 1.2.  Accounting Terms and Determinations.

All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall mean generally accepted accounting principles in effect in Canada at the time of application thereof, applied on a consistent basis.

ARTICLE II.
SALE AND PURCHASE

Section 2.1.  Agreement to Sell and to Purchase.

On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from the Shareholders, and the Shareholders shall sell, transfer, assign, convey and deliver to the Purchaser, the Stock. At the Closing, the Shareholders shall (i) deliver to the Purchaser or its designees a certificate or certificates representing the Delivered Stock and (ii) deliver to the Escrow Agent a certificate or certificates representing the Pledged Stock, in each case duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank, against payment of the Purchase Price as contemplated herein.

Section 2.2.  Purchase Price.

(a)  The purchase price (the “Purchase Price”) for the Stock shall consist of the following:

(i)  $2,000,000 United States Dollars (“USD”), in immediately available funds (the “Cash Consideration”);

(ii)  The equivalent of $1,000,000 USD in shares of the Common Stock, no par value, of IMSI (“IMSI Stock”) based on a price per share equal to the average closing price of IMSI Stock on the OTC Bulletin Board (“OTCBB”) over the five (5) trading days immediately preceding and including June 28, 2005 (the “Stock Consideration”);

(iii)  A one year Promissory Note in the amount of $1,000,000, in the form attached as Exhibit A hereto, given by the Purchaser (the “Promissory Note”), and secured by the Pledged Stock as provided in the Escrow Agreement attached as Exhibit B (the “Escrow Agreement”), and guaranteed and secured by WHL as provided in the Guarantee of WHL (the “Guarantee”) and by the General Security Agreement (the “General Security Agreement”) attached as Exhibit C and Exhibit D, respectively.

Section 2.3.  Purchase Price Adjustment.

(a)  The parties shall estimate on Schedule 2.3 the amount by which WHL’s assets exceed its liabilities as of the Closing Date (the “Estimated Closing Date Net Asset Amount”). In addition, Schedule 2.3 shall reflect the parties’ agreement as to the allocation of certain revenues of WHL and as to responsibility for certain expenses of WHL. As soon as reasonably practical after the Closing, but in no event more than thirty (30) days after the Closing Date, the Purchaser shall prepare the Closing Date Balance Sheet and a computation the Closing Date Net Asset Amount and the Net Asset Adjustment resulting therefrom (collectively, the “Draft Adjustment Report”). The Purchaser shall deliver the Draft Adjustment Report to Shareholders and WHL (who for purposes of this Section 2.3 shall be collectively referred to as “Seller”) within such 30-day period after the Closing Date.

(b)  During the fifteen (15)day period after the Seller’s receipt of the Draft Adjustment Report, the Seller and the Purchaser shall cooperate with each other to resolve any disagreements between them with respect to the Draft Adjustment Report. In the event the Seller and the Purchaser agree on the Draft Adjustment Report and the proposed Net Asset Adjustment set forth therein (such agreement to be indicated in writing by the Seller and the Purchaser by signing such Draft Adjustment Report), then the Draft Adjustment Report shall be deemed to be the final Adjustment Report (the “Final Adjustment Report”), and the Net Asset Adjustment set forth therein shall be conclusive and binding upon the Purchaser and the Seller and shall have the effect of adjusting the Cash Consideration as set forth therein.

(c)  In the event the Seller and the Purchaser shall not reach agreement on all aspects of the Draft Adjustment Report, including with respect to the Net Asset Adjustment set forth therein, within such 15-day period after the Seller’s receipt of the Draft Adjustment Report, the Seller shall promptly (but in no event later than five (5) days following the expiration of such 15-day period) prepare a written notice of its objections (the “Objection Notice”): (i) objecting in good faith to the Net Asset Adjustment set forth in the Draft Adjustment Report, (ii) setting forth the items being disputed and the reasons therefor, and (iii) specifying the Seller’s calculation of the Net Asset Adjustment as of the Closing Date and the adjustment to be made in accordance with this Section 2.3. In connection with the preparation of the Objection Notice, the Purchaser shall grant the Seller’s accountants and other representatives reasonable access to all of the books and records of WHL. If the Seller fails to deliver timely notice of its objection to the Net Asset Adjustment as set forth in the Draft Adjustment Report, then the Draft Adjustment Report shall be deemed to be the Final Adjustment Report, and the Net Asset Adjustment set forth therein shall be conclusive and binding upon the Purchaser and the Seller and shall have the effect of adjusting the Cash Consideration as set forth therein.

(d)  The matters in dispute shall be determined by a nationally recognized independent public accounting firm mutually satisfactory to the Purchaser and the Seller (which accounting firm shall not be the current or former auditors of either the Purchaser or the Seller) (the “Arbiter”), and the Purchaser and the Seller shall promptly deliver to the Arbiter Schedule 2.3, the Draft Adjustment Report and Seller’s Objection Notice. Promptly, but not later than 30 days after the acceptance of its appointment, the Arbiter shall determine (based solely on the information provided by the Seller and the Purchaser to the Arbiter and not by independent review) only those items in dispute and shall render a report as to its resolution of such items and the resulting calculation of the Net Asset Adjustment. For purposes of the Arbiter’s determination, the amounts to be included shall be the appropriate amounts from Schedule 2.3 or the Draft Adjustment Report, as the case may be, as to items that are not in dispute, and the amounts determined by the Arbiter, as to items that are submitted for resolution by the Arbiter. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party in Schedule 2.3, the Draft Adjustment Report or Objection Notice or less than the lowest value for such item claimed by either party in Schedule 2.3, the Draft Adjustment Report or Objection Notice. The Purchaser and the Seller shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon the Purchaser and the Seller.

(e)  The Purchaser and the Seller shall each bear one-half of the fees and expenses of the Arbiter.

(f)  Within five Business Days after the final determination of the Net Asset Adjustment in accordance with this Section 2.3: either (i) the Purchaser shall pay the Seller by wire transfer of immediately available funds the amount, if any, by which the Closing Date Net Asset Amount exceeds the Estimated Closing Date Net Asset Amount; or (ii) the Seller shall pay the Purchaser by wire transfer of immediately available funds the amount, if any, by which the Estimated Closing Date Net Asset Amount exceeds the Closing Date Net Asset Amount.

Nothing in this Section 2.3 or in the statements, reports or documents contemplated hereby shall affect the parties’ rights and obligations in respect of a breach or alleged breach of any representation or warranty herein.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND WHL

The Shareholders and WHL jointly and severally represent and warrant to the Purchaser and IMSI as set forth in this Article III:

Section 3.1.  Authority of WHL.

WHL has full corporate power and authority to execute and deliver the Transaction Documents, and the execution and delivery by WHL of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of WHL, including the consent or approval of the holders of the requisite majority(ies) of the Shareholders’ common stock and each other class and series of equity securities of the Shareholders. This Agreement constitutes, and the other Transaction Documents when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligations of WHL enforceable against WHL in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies.

Section 3.2.  Organization of WHL.

As of the date hereof: (i) WHL is a corporation duly organized, validly existing, and is, or by the Closing will be, in good standing under the laws of the province of British Columbia; (ii) WHL is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for failures to be so qualified which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (iii) WHL has the requisite corporate power and authority to own its properties and to conduct its business as presently conducted. Schedule 3.2 includes true and correct copies of the Articles of Incorporation and Bylaws of WHL as in effect on the date hereof.

Section 3.3.  Capitalization of WHL.

As of the date hereof, the authorized capital stock of WHL consists of (i) 50,000 shares of Class “A” Common Voting Shares, no par value per share, of which 100 shares are issued and outstanding and owned by the Shareholders and (ii) 9,000 Class “B” Non-Voting Redeemable Shares, no par value per share, of which no shares are issued and outstanding. There are or will be at Closing no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire shares of capital stock of WHL.

Section 3.4.  No Conflict or Violation; Consents.

Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement or any other Transaction Document nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

(a)  contravene, conflict with, or result in a violation of (i) any provision of the Articles of Incorporation or Bylaws of WHL or (ii) any resolution adopted by the board of directors or the stockholders of WHL;

(b)  contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or by any other Transaction Document or to exercise any remedy or obtain any relief under, any Legal Requirement to which WHL or the Shareholders, or any of the assets owned or used by WHL, may be subject, except for contraventions, conflicts, violations or breaches or other matters which, individually or in the aggregate, result in a Material Adverse Effect;

(c)  to the Knowledge of Shareholders, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by WHL and is material to the Business;

(d)  to the Knowledge of Shareholders, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract, Lease or Permit, except for contraventions, conflicts, violations or breaches which, individually or in the aggregate, result in a Material Adverse Effect;

(e)  result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by WHL; or

(f)  except for filings under the Securities Act and the Securities Exchange Act, require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency or any other Person.

Section 3.5.  Subsidiaries and Investments.

Except as set forth in Schedule 3.5, WHL does not own any stock of, or any equity participation in, any Person and has no Subsidiaries.

Section 3.6.  Financial Statements.

The unaudited balance sheet of WHL as of the Balance Sheet Date (the “Balance Sheet”), and related statements of income, retained earnings and cash flow for the periods then ended and the notes thereto, if any (collectively, the “Financial Statements”) are included as Schedule 3.6. Except as set forth on Schedule 3.6, the Financial Statements present fairly the financial condition and the results of operations of WHL as of the dates and for the periods indicated thereon and are in accordance with the books of account and records of WHL.

Section 3.7.  Undisclosed Liabilities.

(a)  As of the Balance Sheet Date, WHL has, and at Closing will have, no material Liabilities, except for Liabilities: (i) reflected or reserved for on the Balance Sheet, as the case may be, (ii) relating to performance obligations under Leases, Contracts and Permitted Liens in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on the Balance Sheet, or (iii) as set forth on Schedule 3.7(a).

(b)  As of the Closing Date, WHL will have resolved or provided for the payment of all Liabilities, except as provided in Schedule 3.7(a).

Section 3.8.  Material Adverse Effect.

Other than changes resulting from general economic conditions and except as provided on Schedule 3.8, since the Balance Sheet Date, there has not been any Material Adverse Effect, nor have any events occurred nor do any circumstances exist which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 3.9.  Accounts Receivable.

All accounts receivable of WHL that are reflected on the Balance Sheet or on the accounting records of WHL as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim, or right of set-off, other than returns or other set-offs in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.9 contains a complete and accurate list of all Accounts Receivable as of the Balance Sheet Date, which list sets forth the aging of such Accounts Receivable.

Section 3.10.  Real Property.

(a)  WHL does not own any real property.

(b)  Schedule 3.10(b) contains a list of all leases and subleases, together with any amendments thereto and any subordination, nondisturbance and attornment agreements (the “Leases”), with respect to all real property leased by WHL (the “Leased Property”). Each Lease is in full force and effect. WHL has performed all material obligations required to be performed by it to date under each of the Leases and neither WHL nor, to the Knowledge of the Shareholders, any other party thereto is in material default under any of the Leases (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). No amount due under the Leases remains unpaid, and no material controversy, claim, dispute or disagreement exists between the parties to any of the Leases. WHL has delivered to the Purchaser a copy of each Lease, and all amendments thereto, listed in Schedule 3.10(b), except to the extent otherwise noted therein.

(c)  The covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments affecting the Leased Property do not and will not, with respect to each Leased Property, materially impair WHL’s ability to use any such Leased Property in the operation of WHL’s business as presently conducted. To the Shareholders’ Knowledge, there are no pending or threatened condemnation or similar proceedings affecting the Leased Property. WHL has access to public roads, streets or the like or valid easements over private streets, roads or other private property for such ingress to and egress from the Leased Property, except as would not materially impair WHL’s ability to use any such Leased Property in the operation of WHL’s business as presently conducted.

(d)  All brokerage commissions and other compensation and fees payable by reason of the Leases have been paid in full or are reflected in the Balance Sheet except for such commissions and other compensation related to options or extensions in the Leases which are not yet exercised.

(e)  To the Knowledge of the Shareholders, all improvements on the Leased Property and the operations therein conducted conform in all material respects to all applicable Legal Requirements, including without limitation, health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, except for possible nonconforming uses or violations which do not and will not expose any person or property to injury or damage, materially and adversely affect any insurance coverage, give rise to strict liability, penalties or fines, jeopardize any Permit or materially interfere with the present use, operation or maintenance thereof by WHL as now used, operated or maintained, and which do not and will not materially and adversely affect the value thereof. To the Knowledge of the Shareholders all buildings, structures, improvements and fixtures owned, leased or used by WHL in the conduct of its business at the Leased Property conform in all material respects to all applicable codes and rules adopted by national and local associations and boards of insurance underwriters, and all such buildings, structures, improvements and fixtures are in good operating condition and repair.

(f)  There are no outstanding requirements or recommendations by any insurance company which has issued to WHL a policy covering the Leased Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on such property.

(g)  All public utilities required for the operation of the Leased Property and necessary for the conduct of the business of WHL as presently conducted are installed and operating, and all installation and connection charges, to the Knowledge of the Shareholders, are paid in full.

(h)  Except as set forth in Schedule 3.10(b), the Leased Property is not subject to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

(i)  To the Knowledge of the Shareholders, the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which WHL is responsible under the Leases in the buildings or improvements are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements for which WHL is responsible under said Leases are in good condition and free of leaks and other material defects. All such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Leases are, to the Knowledge of the Shareholders, in good working order and condition and free of leaks and other material defects.

(j)  WHL shall have access and use of the Leased Property for a period of twelve (12) months, the rent for which has been pre-paid, commencing on the July 1, 2005, (the “Pre-Paid Period”). WHL shall have an option, upon the expiration of the Pre-Paid Period, to extend the lease for the Leased Property for another 12-month period at a mutually agreed rental price, which lease would also include a minimum notice of 3 months to renew or cancel the lease.

Section 3.11.  Condition and Compliance of Property.

(a)  Schedule 3.11(a) contains a list of owned computers, information technology, hardware, software, facsimile machines and copier machines with an individual current fair market value of over $500. As of such date, WHL owned outright and had good and marketable title to all such personal property subject to no Lien except Permitted Liens and except as set forth on Schedule 3.11(a).

(b)  Schedule 3.11(b) sets forth the name, parties and date of all personal property leases to which WHL is a party or in respect of the Business. Except as set forth in Schedule 3.11(b), WHL holds good leaseholds in all of the personal property shown or required to be shown on Schedule 3.11(b) as leased by WHL, in each case under valid and enforceable leases. WHL is not, and to Shareholders’s Knowledge no other party to any such personal property lease is, in material breach of or in material default under any lease of any item of personal property listed on Schedule 3.11(b) (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default).

(c)  Except as set forth in Schedule 3.11(c), the assets of WHL: (i) in the aggregate are adequate to conduct the operations of WHL in substantially the manner currently conducted, (ii) are suitable for the purposes for which they are currently used, and (iii) are in good condition, ordinary wear and tear excepted. Each plant, building, office, shop and other structure and each item of personal property is in good operating condition, subject to ordinary wear and tear, and is suitable and sufficient for the operation of the business of WHL, as currently conducted and currently proposed to be conducted.

Section 3.12.  Compliance with Legal Requirements.

(a)  Except as set forth on Schedule 3.12(a), WHL has complied with and has not received any notice of violation of any material Legal Requirements. Since the Balance Sheet Date, except as set forth on Schedule 3.12(a), neither the Shareholders nor WHL has received any written or, to the Shareholders’ Knowledge, oral notice or other communication from any Governmental Agency or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of the Shareholders or WHL to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)  Schedule 3.12(b) sets forth a list of each material Permit that is necessary or appropriate for the operations of WHL as currently conducted, including, if applicable, the issuing Governmental Agency, the expiration date, and the permit number. All Permits included on Schedule 3.12(b), except as noted therein, are in full force and effect and no proceeding is pending or, to the Knowledge of the Shareholders, threatened, to revoke or limit any such Permit. Except as set forth in Schedule 3.12(b), to the Knowledge of the Shareholders:

(i)  WHL is, and at all times since January 1, 2000 has been, in full compliance with all of the terms and requirements of each Permit listed in Schedule 3.12(b);

(ii)  since January 1, 2000, neither the Shareholders nor WHL has received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, nor is there any Basis for such notice or other communication; and

(iii)  all applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Agencies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Agencies.

Section 3.13.  Affiliate Agreements and Liabilities.

Except as set forth on  Schedule 3.13:

(a)  there are no written or oral Contracts between WHL and any Shareholders Entity including, without limitation, any such Contracts relating to the provision of any services by WHL to any such Shareholders Entity, or by any such Shareholders Entity to WHL; and

(b)  (i) since the Balance Sheet Date, there have been, (ii) from the date hereof to the Closing Date there will be, and (iii) after the Closing Date there will be, no transactions, agreements, arrangements or indebtedness between WHL and (x) any Shareholders Entity, (y) any director or officer of WHL or (z) any member of the immediate family of any individual described in clause (x) or (y) of this sentence.

Section 3.14.  Contracts.

(a)  Schedule 3.14 hereto lists all of the Contracts, commitments, arrangements and understandings which are material to the properties, conduct, operations or financial condition of WHL or are otherwise material.

(b)  Except as set forth on Schedule 3.14 (and for Leases and Permitted Liens), WHL is not a party to or bound by any of the following, which are material to the properties, conduct, operations or financial condition of WHL or are otherwise material to the Business:

(i)  mortgage, indenture, note, or installment obligation, or other instrument for or relating to Indebtedness;

(ii)  guaranty of any obligation for borrowings or performance, or guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the Ordinary Course of Business in connection with the deposit of items for collection, and statutory warranties;

(iii)  agreement or arrangement for the sale or lease of any of its assets other than in the usual, regular and Ordinary Course of Business;

(iv)  agreement or other arrangement for the purchase of any real estate, machinery, equipment, or other capital assets;

(v)  Contract for the future purchase of materials, supplies, services, merchandise, or equipment parts;

(vi)  Contract pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies;

(vii)  distribution, dealership, representative, broker, sales agency, advertising or consulting Contract excepting any such contract that is terminable at will, or by giving notice of 30 days or less, without Liability;

(viii)  lease or other agreement for the use of real or personal property;

(ix)  agreement imposing non-competition or exclusive dealing obligations on it;

(x)  agreement providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xi)  license or royalty agreement with obligations payable by or to WHL;

(xii)  Contract or agreement for the employment of any stockholder, director, officer, consultant or key employee not terminable without penalty or Liability arising from such termination or any severance or change-in-control contract or arrangement;

(xiii)  Contract relating to cleanup, abatement or other actions in connection with environmental liabilities; or

(xiv)  Contract which is otherwise material to the extent relating to the conduct of the business of WHL.

(c)  Each contract, including the contracts listed or required to be listed on Schedule 3.14, is valid, binding, and enforceable against WHL and, to the knowledge of the Shareholders and WHL, the other parties thereto in accordance with its terms, and is in full force and effect. WHL has performed all material obligations required to be performed by it to date under each of the Contracts. Except as set forth in Schedule 3.14, neither WHL nor, to the Knowledge of the Shareholders, any other party thereto is in material breach of or default under any Contract to which WHL is a party or by which it is bound or to which its assets are subject (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). The Shareholders have delivered to the Purchaser a copy of each Contract or other written evidence of the obligations, and all amendments thereto, listed or required to be listed in Schedule 3.14, except to the extent otherwise noted thereon.

Section 3.15.  Intellectual Property.

(a)  Schedule 3.15 contains a list of all WHL IP (other than know-how, non-customized computer software, and customer lists) which WHL owns or uses in connection with, or which relates to, its business, (including, but not limited to, all of WHL’s plans and designs), the jurisdictions in which the WHL IP has been registered or in which a Patent has been issued or in which an application for such registration or Patent has been filed and any licenses, sublicenses and other agreements in which WHL grants a license to any Person to use the WHL IP. Except as set forth on Schedule 3.15, WHL is the owner of all right, title, and interest in all WHL IP, other than the Licensed IP, (the “Owned IP”) free and clear of all Liens and other adverse claims, and has the right to use without payment to a third party all of the Owned IP.

(b)  Schedule 3.15 contains a complete and accurate categorized list of all Contracts relating to the Licensed IP to which WHL is a party or by which WHL is bound.

(c)  To the Knowledge of the Shareholders, there are no grants, registrations or applications relating to the Owned IP and none are pending. To the Knowledge of the Shareholders, all products and materials containing a Mark bear the proper notice where permitted or as required by law.

(d)  Trade Secrets

(i)  With respect to each Trade Secret, to the Knowledge of the Shareholders, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)  The Shareholders and WHL have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

(iii)  WHL has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Shareholders, have not been used, divulged, or appropriated either for the benefit of any Person (other than WHL) or to the detriment of WHL. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(e)  To the Knowledge of the Shareholders, there are no conflicts with or infringements of any Owned IP by any third party. To the Knowledge of the Shareholders, the conduct of WHL’s business as currently conducted does not conflict with or infringe in any way with any proprietary right of any third party, which conflict or infringement could have a material adverse effect on WHL, the Owned IP or the Business. There is no claim, suit, action or proceeding pending or threatened against WHL (i) alleging any such conflict or infringement with any third party’s proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the WHL IP.

(f)  Except as set forth on Schedule 3.15, all consents, filings and authorizations by or with Governmental Agencies or third parties necessary with respect to the consummation of the transactions contemplated hereby as they may affect the Owned IP or WHL’s rights in the Licensed IP have been obtained.

(g)  Except as set forth in Schedule 3.15, neither the Shareholders nor WHL have entered into any material consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any person relating to the WHL IP or the Intellectual Property of any third party other than as may be contained in the license agreements listed in Schedule 3.15. Except as set forth in Schedule 3.15, WHL is not under any obligation to pay royalties or similar payments in connection with any license to any of its Affiliates.

(h)  Except as set forth on Schedule 3.15, WHL is not, nor will it be as a result of the execution and delivery of this Agreement or any other Transaction Document or the performance of its obligations hereunder or thereunder, in breach of any license, sublicense or other agreement relating to the WHL IP. The validity and enforceability of the Owned IP or WHL’s rights in the Licensed IP have not been impugned or otherwise affected adversely as a result of the consummation of the transactions contemplated by the Transaction Documents.

(i)  No former or present employees, consultants, shareholders, officers or directors of WHL hold any right, title or interest directly or indirectly, in whole or in part, in or to any Owned IP.

(j)  The WHL IP is sufficient, adequate and all that is necessary for WHL to carry on its business as presently conducted.

Section 3.16.  Software.

(a)  The current software applications used by WHL in the operation of the Business are listed on Schedule 3.16 hereto (the “Software”). Except as set forth on Schedule 3.16, to the Knowledge of the Shareholders, Software that has been designed or developed by WHL’s staff or by consultants on WHL’s behalf (the “Owned Software”), is original and is protected by the copyright laws of the United States and Canada, and WHL has complete rights to and ownership of the Owned Software. To the Knowledge of the Shareholders, no part of any Owned Software or the use thereof by WHL in its business as currently conducted infringes upon the rights of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, patents, trade secrets and rights of privacy or publicity. WHL has not sold or assigned or exclusively licensed or distributed or in any other way disposed of or encumbered the Owned Software.

(b)  The Software, to the extent it is licensed from any third party licensor or constitutes “off-the-shelf” software, is held by WHL legitimately and is fully and freely transferable without any third party consent. All of WHL’s computer hardware has legitimately-licensed software installed therein.

(c)  To the Knowledge of the Shareholders, the Owned Software is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source code.

(d)  WHL has not knowingly altered the data, or any Software or supporting software which may in turn damage the integrity of the data, stored in electronic, optical or magnetic form. Except as set forth on Schedule 3.16 hereto, the Shareholders have no Knowledge of the existence of any bugs or viruses with respect to the Owned Software.

Section 3.17.  Labor Relations.

Except as set forth on Schedule 3.17, WHL is not a party to any collective bargaining agreement covering Employees, there are no controversies or unfair labor practice proceedings pending, or to the Knowledge of the Shareholders and WHL, threatened between WHL and any of its current or former Employees or any labor or other collective bargaining unit representing any current or former Employee of WHL that could reasonably be expected to result in a labor strike, dispute, slow down or work stoppage or otherwise have a Material Adverse Effect. To the Knowledge of the Shareholders and WHL, except as set forth on Schedule 3.17, no organizational effort is presently being made or, to the knowledge of the Shareholders, is threatened by or on behalf of any labor union.

Section 3.18.  Employment and Employee Benefit Matters.

(a)  Schedule 3.18 contains a correct and complete list of Employees or Former Employees with respect to which the WHL has any liability, and a copy of each employment agreement, termination notice, separation or settlement agreement, release or any other related agreement has been made available to the Purchaser and is a legal, valid and binding obligation of the WHL, in full force and effect, unamended. There are no complaints, demands, claims or charges outstanding or anticipated, to the Knowledge of the Shareholders, relating to the employment of such individuals.

(b)  Schedule 3.18 contains a correct and complete list of all Employee Benefits maintained, or otherwise contributed to or required to be contributed to, by WHL for the benefit of Employees or Former Employees, and sets out a description of all policies, handbooks and manuals relating to employment matters, including any related communications, reports, audits or filings in respect of such Employee Benefits.

(c)  Except as set forth and described in Schedule3.18:

(i)  WHL is not a party to or bound by or subject to any agreement or arrangement with respect to Employee Benefits;

(ii)  WHL has no obligations to amend any Employee Benefit and no amendments will be made or promised, except with the prior written consent of the Purchaser;

(iii)  all obligations of WHL with respect to Employee Benefits have been met as of the financial year end;

(iv)  all accruals for unpaid Employee Benefits, including, without limitation, premiums for Employment Insurance, Canada Pension Plan, workers’ compensation, Medical Services Plan, group insurance plans and employee income taxes have been accurately reflected in the books and records of WHL and there are no other liabilities, payments, contributions, penalties or fines outstanding or, to the Knowledge of the Shareholders, anticipated in respect of the above;

(v)  all contributions and payments accrued under the Employee Benefits, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the Closing Date, are reflected in and have been fully accrued in the Financial Statements and have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet;

(vi)  there has been no amendment to, written interpretation or announcement (whether or not written) by WHL or any of its Affiliates relating to, or change in employee participation or coverage under, Employee Benefits which would materially increase the expense of maintaining such Employee Benefits above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2004;

(vii)  WHL is not a party to or bound by or subject to any collective bargaining agreement or other similar arrangement with any labour union or employee association nor has it made any commitment to or conducted any negotiation or discussion with any labour union or employee association with respect to any future agreement or arrangement and, to the Knowledge of the Shareholders, there is no current application for certification or other attempt to organize or establish any labour union or employee association with respect to employees of WHL;

(viii)  there are no existing or, to the Knowledge of the Shareholders, threatened labour strikes, slow downs, work stoppages or other similar labour troubles affecting WHL;

(ix)  WHL has made no representations or commitments to its employees with respect to retroactive, current or future increases to Employee Benefits; and

(x)  no person will, as a result of the transactions contemplated hereby (either alone or together with any other event or events), become entitled to (A) except as provided for in this Agreement, the acceleration of the vesting or time to exercise of any outstanding stock options or other Employee Benefits, (B) the forgiveness or postponement of payment of any indebtedness owing to WHL, or (C) receive any additional payments or compensation under or in respect of any Employee Benefits.

Section 3.19.  Insurance.

Schedule 3.19(a) sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the “Insurance Policies”) providing coverage for the properties or operations of WHL, the type and amount of coverage, and the expiration dates of the Insurance Policies. Except as set forth on Schedule 3.19(a), there is no claim by WHL pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been paid, and to the Knowledge of the Shareholders, WHL has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. Neither the Shareholders nor WHL has received written notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing Shareholders that any coverage listed on Schedule 3.19(a) will or may not be available in the future on substantially the same terms as now in effect.

Section 3.20.  Litigation.

Except as set forth in Schedule 3.20 there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Knowledge of the Shareholders, threatened before any Governmental Agency brought by or against the Shareholders, WHL or any of their respective current or former officers, directors, Employees, agents or Affiliates involving, affecting or relating to any assets, properties or operations of WHL or the transactions contemplated by the Transaction Documents. Schedule 3.20 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither WHL nor any of its assets or properties is subject to any Order that affects or might affect its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by the Transaction Documents.

Section 3.21.  Environmental Matters.

Except as set forth on Schedule 3.21, to its Knowledge and to the Knowledge of the Shareholders:

(a)  WHL is, and since January 1, 2000 (the “Environmental Reference Date”), has been in compliance with all Environmental Laws;

(b)  WHL has no Liability, whether contingent or otherwise, under any Environmental Law;

(c)  no request for information, notice, Governmental Agency inquiry, demand letter, notice of violation or alleged violation of, non-compliance or alleged non-compliance with or any Liability under, any Environmental Law by or relating to operations or properties of WHL has been received by or threatened in writing against WHL since the Environmental Reference Date, or, to Shareholders’s Knowledge, before the Environmental Reference Date;

(d)  WHL has not entered into or been subject to, and is not currently a party or respondent to, any Orders nor are any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to Shareholders’s Knowledge, threatened, relating to any Environmental Law affecting WHL;

(e)  WHL has neither expressly nor by operation of law, assumed or undertaken any Liability, including without limitation any obligation for Costs of Remediation, of any other Person;

(f)  WHL has not, and the Shareholders has no Knowledge of any other Person who has, caused any Release or threatened Release of any Hazardous Material on, in, under, or from the Leased Property nor does the Shareholders have Knowledge of any such Release; and

(g)  WHL has not received any written or, to the Knowledge of the Shareholders, other communication indicating or claiming potential Liability for Damages or Costs of Remediation with respect to a Release or threatened Release of any Hazardous Material.

Section 3.22.  Tax Matters.

Except as otherwise disclosed in Schedule 0, (i) WHL has filed (or joined in the filing of) when due, or applied for an extension of time for filing with respect to, all Tax Returns required by applicable law to be filed with respect to WHL and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete as of the time of each such filing; (iii) all Taxes relating to periods ending on or before the Closing Date owed by WHL (whether or not shown on any Tax Return) have been paid (except for Taxes which are being contested in good faith); (iv) any liability of WHL for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of WHL in accordance with generally accepted accounting principles; (v) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, WHL in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Governmental Agency; (vi) since January 1, 2000, no claim has been made by any Governmental Agency in a jurisdiction where WHL does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor, to the Knowledge of the Shareholders, is any such assertion threatened; (vii) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of WHL; (ix) WHL is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (x) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of WHL; (xi) WHL has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; and (x) WHL has provided for or paid all taxes assessed relating to the activities set forth in Schedule 3.23.

Section 3.23.  Interim Operations.

Since the Balance Sheet Date, WHL has operated only in the Ordinary Course of Business, and except as set forth in Schedule 3.23, WHL has not:

(a)  suffered any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of WHL or any Basis therefor;

(b)  changed its authorized or issued capital stock; granted any stock option or right to purchase shares of capital stock; issued any security convertible into such capital stock; or made any Equity Distributions;

(c)  incurred or become subject to, or agreed to incur or become subject to, any material obligation or Liability, except in the Ordinary Course of Business;

(d)  mortgaged or pledged any of its assets, tangible or intangible, except for Permitted Liens;

(e)  sold or transferred or agreed to sell or transfer any of its assets, or canceled or agreed to cancel any debts or claims except in the Ordinary Course of Business;

(f)  suffered any extraordinary losses or, except in the Ordinary Course of Business, waived any material rights;

(g)  terminated any contract, agreement, license, or other instrument to which it is a party, except in the Ordinary Course of Business;

(h)  increased the rate of compensation payable by it to any employee, whose compensation is determined other than by multiplying the number of hours worked by an hourly rate (a “Salaried Employee”), over the rate being paid or accrued to them as of the Balance Sheet Date;

(i)  made or agreed to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any of its Salaried Employees; or general increase in the salary or bonus payable or to become payable by WHL to any Employee other than Salaried Employees (other than increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific Employees and not generally to a class or group thereof);

(j)  entered into any agreement, written or oral, providing for the employment of any Employee or any severance or termination benefits payable or to become payable by WHL to any Employee;

(k)  taken any action which would have constituted a breach of any negative covenant of the Shareholders set forth in Article V if such negative covenant had applied since the Balance Sheet Date; or

(l)  suffered any shortages of materials or supplies or any casualty that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.24.  Brokers.

All negotiations relative to the Transaction Documents and the transactions contemplated hereby and thereby have been carried on by the Shareholders without the intervention of any other Person acting on their behalf in such manner as to give rise to any valid claim by any such Person against WHL or Purchaser for a finder’s fee, brokerage commission or other similar payment based on an arrangement with the Shareholders.

Section 3.25.  Books and Records of WHL.

To the Knowledge of the Shareholders, the books of account, minute books, stock record books, and other records of WHL, all of which have been made available to the Purchaser, are complete and correct in all material respects, accurately reflect in reasonable detail the transactions to which WHL is a party or by which its properties are bound and have been maintained in accordance with sound business practices. The minute books of WHL contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the board of directors of WHL, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to the Purchaser.

Section 3.26.  Customers and Suppliers.

Schedule 3.26 lists the ten largest customers and the ten largest suppliers (measured by dollar volume) of WHL during the last fiscal year (“Major Customers” and “Major Suppliers,” respectively) and the amount of business done with each Major Customer and Major Supplier in such year. As of the date of this Agreement, except as set forth on Schedule 3.26, (a) WHL is not engaged in a material dispute with any Major Customer or Major Supplier, (b) there has been no material adverse change in the business relationship of WHL with any Major Customer or Major Supplier since January 1, 2000, and (c) no Major Customer or Major Supplier has threatened in writing any material modification or change in the business relationship with WHL.

Section 3.27.  Certain Payments.

Except as set forth on Schedule 3.27, since January 1, 2000, neither the Shareholders nor WHL nor any of their respective directors, officers, agents, or Employees, or, to the Knowledge of the Shareholders, any other Person associated with or acting for or on behalf of the Shareholders or WHL, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of WHL, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of WHL.

Section 3.28.  Accounts .

Schedule 3.28 hereto correctly identifies each bank account, brokerage account and safety deposit box maintained by or on behalf or for the benefit of WHL and the name of each person with any power or authority to act with respect thereto.

Section 3.29.  No Change to Business.

Since the Balance Sheet Date, there has been no material change to the conduct or operation of the Business.

Section 3.30.  Disclosure.

(a)  No representation or warranty of the Shareholders in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)  WHL and the Shareholders have disclosed to the Purchaser all material information relating to the Business and the transactions contemplated by this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND IMSI

The Purchaser and IMSI jointly and severally represent and warrant to the Shareholders as follows:

Section 4.1.  Authority of Purchaser and IMSI.

Each of the Purchaser and IMSI is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for failures to be so qualified which, individually or in the aggregate, would not reasonably be expected to result in a material adverse change in or effect with respect to the business, results of operations, properties or financial condition of IMSI and its subsidiaries, taken as a whole (an “IMSI Material Adverse Effect”). IMSI owns 100% of the outstanding shares of capital stock of the Purchaser. Each of IMSI and the Purchaser has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and the execution and delivery by each of Purchaser and IMSI of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and IMSI. This Agreement constitutes, and the other Transaction Documents when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligation of the Purchaser and, if it is a party thereto, IMSI enforceable against the Purchaser and IMSI in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Each of IMSI and the Purchaser has the requisite corporate power and authority to own its properties and to carry on the business presently being conducted by it.

Section 4.2.  Capitalization of IMSI.

The authorized capital stock of IMSI consists solely of 300,000,000 shares of Common Stock and 20,000,000 share of Preferred Stock, of which , as of May 9, 2005, 28,401,103 shares of Common Stock and no shares of Preferred Stock are issued and outstanding, and, except as provided in Schedule 4.2, no shares of Common Stock and no shares of Preferred Stock are issuable upon the conversion, exercise or exchange of securities of IMSI currently issued and outstanding or pursuant to any agreements entered into by IMSI or any of its subsidiaries, and no shares of any class of the capital stock of IMSI are held by IMSI in its treasury or by any of its subsidiaries. All the issued and outstanding shares of IMSI Stock have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. Except as disclosed in Schedule 4.2, there are no securities of IMSI or any of its subsidiaries that are convertible into or exercisable or exchangeable for shares of any capital stock of IMSI or any of its subsidiaries, and no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate IMSI or any of its subsidiaries to issue, transfer or sell any shares of capital stock of, or other interests in, IMSI or any of its subsidiaries. There are no outstanding obligations of IMSI or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of IMSI or any of its subsidiaries and, except as disclosed in Schedule 4.2 neither IMSI nor any of its subsidiaries has any awards or options outstanding under any stock option plans or agreements or any other outstanding stock-related awards. Neither IMSI nor any of its subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities that entitle the holders thereof to vote with the shareholders of IMSI or any of its subsidiaries on any matter or which are convertible into or exercisable or exercisable for securities having such a right to vote.

Section 4.3.  No Conflict or Violation.

Neither IMSI nor the Purchaser is (i) in violation of its articles of incorporation or bylaws (or comparable constitutent governing documents) or (ii) in default (or, with the giving of notice, lapse of time or both, would be in default) under any material contract, agreement, commitment, instrument or guaranty to which IMSI or the Purchaser is a party or under which IMSI or the Purchaser or any of their respective properties or assets is bound, except for any such defaults that, individually or in the aggregate, have not had and could not reasonably be expected to result in an IMSI Material Adverse Effect. Neither the execution and delivery of the Transaction Documents by the Purchaser or, as applicable, IMSI, nor the consummation or performance by Purchaser or IMSI of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

(a)  contravene, conflict with, or result in a violation of (i) any provision of the Articles of Incorporation or Bylaws of the Purchaser or IMSI, or (ii) any resolution adopted by the board of directors or the stockholders of the Purchaser or IMSI;

(b)  contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Purchaser or IMSI may be subject;

(c)  contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract, lease, or permit of the Purchaser or IMSI; or

(d)  except for filings under the Securities Act and the Securities Exchange Act, require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency or any other Person on behalf of Purchaser or IMSI;

provided, however, that no representation or warranty is made hereby by the Purchaser with respect to the effect of antitrust laws or regulations.

Section 4.4.  Litigation.

There are no actions, causes of action, claims, suits, proceedings or Orders pending or, to the actual knowledge, after reasonable inquiry, of the executive officers of the Purchaser and IMSI, threatened against the IMSI or the Purchaser at law, in equity, in admiralty or otherwise, or before or by any Governmental Agency, which (i) seek to restrain or enjoin the consummation of the transactions contemplated by the Transaction Documents. To the actual knowledge, after reasonable inquiry, of the executive officers of the Purchaser and IMSI, no Governmental Agency has notified IMSI of an intention to conduct any action, suit, proceeding, audit, investigation or other review with respect to IMSI or the Purchaser.

Section 4.5.  Compliance with Legal Requirements; Permits.

Each of IMSI and each of its subsidiaries is and has been in compliance with all applicable Legal Requirements and has, and is and has been in compliance with, all Permits required or necessary for the conduct of its business as currently conducted and all such Permits are in full force and effect, except for any failures to be in compliance with applicable Legal Requirements or such Permits, or to have such Permits, which, individually or in the aggregate, have not had and could not reasonably be expected to result in an IMSI Material Adverse Effect. No proceeding is pending or, to the actual knowledge, after reasonable inquiry, of the executive officers of the Purchaser and IMSI, threatened to revoke or limit any such Permit that could reasonably be expected to result in an IMSI Material Adverse Effect.

Section 4.6.  Brokers.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Purchaser and/or IMSI without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against the Shareholders or their Affiliates (other than, after the Closing, WHL) for a finder’s fee, brokerage commission or other similar payment based on an arrangement with the Purchaser.

Section 4.7.  Stock Consideration.

The issuance of the Stock Consideration to the Shareholders has been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. Except as otherwise provided in this Agreement, the Stock Consideration and the issuance thereof to the Shareholders will be free and clear of all preemptive (or similar) rights, taxes and Liens other than those created or suffered to exist by the Shareholders.

Section 4.8.  SEC Reports and Financial Statements.

IMSI has filed with the Securities and Exchange Commission (“SEC”) true and complete copies of IMSI’s Annual Report on Form 10-KSB for the year ended June 30, 2004 and all forms, reports, schedules, statements and other documents required to be filed by IMSI under the Securities Act, or the Securities Exchange Act, from and after the filing thereof, including most recently a 10Q filed on May 16, 2005 (such annual report, forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, the “IMSI SEC Documents”). The IMSI SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and Purchaser and IMSI have informed Shareholders of any material public information that would make these statements untrue since the time the IMSI SEC Documents were filed. There have not been any amendments to IMSI SEC Documents since the initial filing thereof. The financial statements of IMSI contained in IMSI SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments which are not material in amount or effect) the consolidated financial position of IMSI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 4.9.  Absence of Certain Changes and Undisclosed Liabilities.

(a)  Except as disclosed in the IMSI SEC Documents, since June 30, 2004 (i) there has not been any material adverse change in, or any development reasonably likely to result in a prospective material adverse change in, the business, assets, liabilities, financial condition or results of operations of IMSI and its subsidiaries, taken as a whole, and (ii) there has not been any material change in the capital stock or long-term debt of IMSI or any of its subsidiaries.

(b)  Except as disclosed in the IMSI SEC Documents, deither IMSI nor any of its subsidiaries has any liabilities or obligations, whether accrued, contingent or otherwise, except for liabilities and obligations (i) in the respective amounts reflected or reserved against in the consolidated balance sheets contained in the IMSI SEC Documents or (ii) incurred since December 31, 2004 in the ordinary course of business and which, individually or in the aggregate, have not and could not reasonably be expected to (A) result in an IMSI Material Adverse Effect, or (B) impair or otherwise adversely affect the validity or enforceability of, or the ability of IMSI or the Purchaser to perform their respective obligations hereunder or under any other Transaction Document.

Section 4.10.  Solvency.

Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser and IMSI shall be able to pay their debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their debts and Purchaser and IMSI shall have adequate capital to carry on their business and to pay their obligations as they become due. No transfer of property is being made and no obligation is being incurred by Purchaser or IMSI with the intent to hinder, delay or defraud present or future creditors of Purchaser or IMSI including but not limited to the Shareholders.

Section 4.11.  Investigation.

The Purchaser and IMSI represent and acknowledge that they have conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and operations of WHL. In making their determination to proceed with the transactions contemplated by this Agreement, Purchaser and IMSI have relied on the results of that independent investigation and the representations and warranties of the Shareholders contained in this Agreement.

ARTICLE V.
CERTAIN COVENANTS AND AGREEMENTS

Section 5.1.  Transfer Taxes.

All sales, recording, transfer, stamp, registration, conveyance, value added, use, or other similar Taxes, duties, excise, governmental charges or fees (including penalties and interest) imposed as a result of the sale of the Stock to the Purchaser, the issuance of the Stock Consideration to the Shareholders pursuant to this Agreement or or associated with the transactions set forth in Schedule 3.23 shall be borne by the Shareholders. The Purchaser shall promptly remit any refunds of such items to the Shareholders. The Shareholders and the Purchaser, to the extent required by Legal Requirements, shall prepare and file all Tax Returns and other documentation on a timely basis with respect to any such Taxes or fees.

Section 5.2.  Obligation to File Tax Returns.

WHL shall cause to be prepared and filed all Tax Returns with the appropriate Canadian, province of British Columbia, federal, state, local and foreign Governmental Agencies relating to WHL for periods ending on or prior to the Closing Date and shall pay all Taxes due with respect to such Tax Returns. The Purchaser shall cause to be prepared and filed all Tax Returns required to be filed by WHL for periods after to the Closing Date and shall pay all Taxes due with respect to such Tax Returns.

Section 5.3.  Certain Provisions Relating to Consents.

The Shareholders shall use commercially reasonable efforts prior to and after the Closing Date to obtain all consents that are required in connection with the transactions contemplated by this Agreement and the other Transaction Documents except for consents that will affect the Purchaser or WHL to the economic detriment of either, including any modification of any Contract, Lease or Permit. The Purchaser shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information; provided, however, that neither the Purchaser nor WHL shall be required to incur any liability or obligation in connection therewith, other than for the underlying matter for which such consent was obtained as in effect immediately prior to such consent.

Section 5.4.  Nondisclosure; Noncompetition; Non-solicitation.

(a)  Except as required by law or in connection with Shareholders’ employment or other obligations to Purchaser or IMSI, from and after the Closing Date, the Shareholders shall not use, divulge, furnish or make accessible to anyone any proprietary, material non-public, confidential or secret information to the extent relating to WHL (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers) or the Business, and the Shareholders shall cooperate reasonably with the Purchaser in preserving such proprietary, confidential or secret aspects of WHL and the Business. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the disclosure of the tax treatment and tax structure, each as defined in Treasury Regulations Section 1.6011-4, of the transaction (but no other details about the matters covered by this Agreement, including, without limitation, the identities of the parties except as may be required by legal rule, regulation or legal process).

(b)  For a period of five (5) years from the Closing Date, except as required in connection with the Consulting Agreement or other obligations to Purchaser or IMSI, Shareholders shall not (i) engage in Competitive Business Activities, (ii) solicit for hire or enter into any contractual agreement with any Employee in respect of Competitive Business Activities or induce any Employee to leave the employ of, or breach an employment agreement with, WHL or its Subsidiaries in order to accept employment in a business or enterprise to which Shareholders is affiliated without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, unless such Employee has not been employed by WHL or the Purchaser for a period of two (2) years; or (iii) have interactions with any of the customers or suppliers of the Business with respect to Competitive Business Activities (with the understanding that Shareholders may interact with customers or suppliers of the Business with respect to activities that are not Competitive Business Activities) or make known (A) the names and addresses of such customers or suppliers as it relates to the Business, (B) WHL’s relationships with such customers or suppliers, or (C) any information relating in any manner to the Business; provided, however, that the Shareholders may purchase or otherwise own up to five percent (5%) of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g), or subject to Section 15(d), of the Securities Exchange Act. The Shareholders agree that a violation of this Section will cause irreparable injury to the Purchaser, and the Purchaser shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining the Shareholders from doing or continuing to do any such violation and any other violations or threatened violations of this Section.

(c)  The Shareholders acknowledge and agree that the covenants set forth in this Section are reasonable and valid in scope and in all other respects. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph (c), any of the provisions of this Section relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

Section 5.5.  Section 338(h)(10) Election.

(a)  With respect to the sale of the Stock, the Shareholders and the Purchaser shall jointly make a Section 338(h)(10) Election (as hereinafter defined) in accordance with applicable laws and under any comparable provision of state, local or foreign law for which a separate election is permissible and as set forth herein. The Purchaser and the Shareholders shall take all necessary steps to properly make a Section 338(h)(10) Election in accordance with applicable laws and under any comparable provision of state, local or foreign law for which a separate election is permissible. The Purchaser and the Shareholders agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules. The Purchaser and the Shareholders agree to report the transfers under this Agreement consistent with such elections and shall take no position contrary thereto unless required to do so by applicable tax law pursuant to a determination as defined in Section 1313(a) of the Code.

(b)  The Purchaser shall be responsible for the preparation and filing of all Section 338 Forms (as hereinafter defined) in accordance with applicable tax laws and the terms of this Agreement and shall deliver such Section 338 Forms to the Shareholders at least 45 days prior to the date such Section 338 Forms are required to be filed. Shareholders shall execute and deliver to the Purchaser such documents or forms (including executed Section 338 Forms) as are requested and are required by any laws in order to properly complete the Section 338 Forms at least 20 days prior to the date such Section 338 Forms are required to be filed. The Shareholders shall provide the Purchaser with such information as the Purchaser reasonably requests in order to prepare the Section 338 Forms no later than 30 days after the Purchaser’s request for such information.

(c)  The Purchase Price, liabilities of WHL and other relevant items shall be allocated in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder. Purchaser and Shareholders shall jointly agree upon the fair market value of the assets of WHL (the “Valuation”). All values contained in the Valuation shall be used by each party in preparing the forms referred to in Section 5.5(b) above and all other relevant Tax Returns.

(d)  “Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Tax authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any “statement of section 338 election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treas. Regs. Section 1.338-1 or Treas. Regs. Section 1.338(h)(10)-1 or any successor provisions.

(e)  Notwithstanding any other provision of this Agreement to the contrary, the Shareholders agree that any income and gain of Shareholders recognized as a result of, and in accordance with, the making of the Section 338(h)(10) Election will be included in the consolidated federal income tax return of the Shareholders’ consolidated group and any resulting tax liability will be paid by the Shareholders, as the common parent of the Shareholders’ consolidated group. The Purchaser agrees that it will pay and be responsible for, and will indemnify and save the Shareholders harmless from, any reasonable costs incurred by the Shareholders (including but not limited to costs incurred in connection with the preparation or restatement of any Tax Return) for Taxes imposed on the Shareholders by any federal, state or local Tax authority, in each case resulting from the Purchaser’s election to treat the purchase of the Stock as an asset acquisition under the statutes of any such Tax authority.

(f)  “Section 338(h)(10) Election” means an election described in Section 338(h)(10) of the Code with respect to Purchaser's acquisition of Stock pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election under state or local law pursuant to which a separate election is permissible with respect to Purchaser's acquisition of Stock pursuant to this Agreement.

Section 5.6.  Ongoing Tax/Audit Cooperation.

(a)  After the Closing, the Shareholders and the Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings and other information as may be reasonably required for the preparation by the Purchaser or the Shareholders of any Tax Returns, elections, consents or certificates required to be prepared and filed by the Purchaser or the Shareholders and any audit or other examination by any Governmental Agency, or judicial or administrative proceeding relating to liability for Taxes. Without limiting the generality of the foregoing, each of the Purchaser and the Shareholders shall retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or including the Closing Date until the later of (i) the expiration of the statute of limitations for the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except for extensions obtained by that party or its Affiliates or extensions regarding which such party has received written notice from another party, or (ii) six years following the due date (without extensions) for such Tax Returns; provided, however, that no party will dispose of its copies without first notifying the other parties and providing such other parties with a reasonable period of time to assume possession of such copies. In addition, without limiting the generality of the foregoing, each party shall make its personnel and those of its Affiliates reasonably available for deposition and testimony in any tax controversy or proceeding. The Purchaser shall cooperate with the Shareholders to the extent reasonably necessary for the Shareholders’ preparation of its financial statements and Tax Returns and in the sharing of financial and accounting information with respect thereto or with respect to any audit, examination, or other proceeding with respect thereto.

(b)  After the Closing, the Shareholders and the Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such financial data and other information as may be reasonably required for the preparation by IMSI of its year-end audits and Form 10-KSB filings for the fiscal year ending June 30, 2005, and any other filings required to be prepared and filed by the Shareholders, Purchaser or IMSI by any Governmental Agency. Without limiting the generality of the foregoing, IMSI and the Shareholders shall retain copies of all financial data and other financial records relating to WHL for at least six years following the date of this Agreement. IMSI and the Shareholders shall cooperate to the extent reasonably necessary for the preparation of IMSI’s financial statements and accounting information with respect thereto or with respect to any audit.

(c)  No information or documentation provided pursuant to this Section 5.6 shall be disclosed by the recipient thereof to any Person except its accountants and relevant tax authorities or as required by applicable law (in which case the disclosing party shall consult in good faith with the other party prior to making any such disclosure).

Section 5.7.  Tax Related Covenants.

Without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, neither WHL nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to WHL or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to WHL or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of WHL or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of WHL or any of its Subsidiaries existing on the Closing Date.

Section 5.8.  Further Assurances.

Upon the request of the Purchaser at any time after the Closing Date, the Shareholders shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Purchaser may reasonably request in order to perfect title of the Purchaser and its successors and assigns to the Stock or otherwise to effectuate the purposes of this Agreement.

Section 5.9.  Notice of Developments.

Each party to this Agreement will promptly notify any other party of any development which could reasonably be expected to result in a breach of any party’s representations, warranties or covenants in this Agreement.

ARTICLE VI.
CONDITIONS TO SHAREHOLDERS AND WHL’S OBLIGATIONS

The obligation of the Shareholders and WHL to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by the Shareholders) of each of the following conditions on or prior to the Closing Date:

Section 6.1.  Corporate Documents.

The Shareholders shall have received from the Purchaser and IMSI certified copies of the resolutions duly adopted by the board of directors of the Purchaser and IMSI approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such resolutions shall be in full force and effect as of the Closing Date.

Section 6.2.  No Violation of Orders.

No preliminary or permanent injunction or other order issued by any court or Governmental Agency, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Agency that declares this Agreement or any other Transaction Document invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or proceeding before any court or Governmental Agency, shall have been instituted or threatened by any Governmental Agency or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document or which challenges the validity or enforceability hereof or thereof.

Section 6.3.  Transaction Documents.

The Purchaser shall have executed and delivered to the Shareholders this Agreement, the Escrow Agreement, the Promissory Note and caused the execution and delivery of the Guarantee and the General Security Agreement. IMSI shall have executed and delivered to the Shareholders this Agreement and the Registration Rights Agreement in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”).

Section 6.4.  Employment Agreement.

The Purchaser shall have agreed to engage Kristin McLaren on substantially the terms set forth in that Employment Agreement attached hereto as Exhibit F (the “Employment Agreement”).

Section 6.5.  Opinion of Counsel.

Shareholders shall have received an opinion of Niesar Curls Bartling LLP, counsel to the Purchaser and IMSI, substantially in the form attached hereto as Exhibit G (“Purchaser’s Opinion of Counsel”).

Section 6.6.  Consulting Agreement.

The Purchaser shall have agreed to retain Bruce Weinmaster as a consultant for a period of six (6) months on substantially the same terms set forth in that Consultant Agreement attached hereto as Exhibit H (the “Consulting Agreement”).

ARTICLE VII.
CONDITIONS TO PURCHASER’S AND IMSI’S OBLIGATIONS

The obligation of the Purchaser and IMSI to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by the Purchaser) of each of the following conditions on or prior to the Closing Date:

Section 7.1.  Consents.

All consents, Permits, authorizations, approvals, waivers and amendments which are listed on Schedule 7.1 hereto shall have been obtained.

Section 7.2.  Corporate Documents.

The Purchaser shall have received from the Shareholders certified copies of the resolutions duly adopted by the board of directors of WHL approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such resolutions shall be in full force and effect as of the Closing Date.

Section 7.3.  Employment.

Kristin McLaren shall have agreed to accept employment by Purchaser on substantially the terms set forth in the Employment Agreement.

Section 7.4.  No Claim Regarding Stock Ownership or Sale Proceeds.

There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Stock of, or any other voting, equity, or ownership interest in, WHL, or (b) is entitled to all or any portion of the Purchase Price payable for the Stock.

Section 7.5.  No Violation of Orders.

No preliminary or permanent injunction or other order issued by any court or Governmental Agency, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Agency that declares this Agreement or any other Transaction Document invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or proceeding before any court or Governmental Agency, shall have been instituted or threatened by any Governmental Agency or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document or which challenges the validity or enforceability hereof or thereof.

Section 7.6.  Opinion of Counsel.

Purchaser shall have received an opinion of Doak Shirreff LLP, counsel to WHL, substantially in the form attached hereto as Exhibit I (“WHL’s Opinion of Counsel”).

Section 7.7.  Due Diligence.

The Purchaser shall have received all business, legal, accounting and other due diligence materials requested from WHL and the Shareholders, shall have completed the review of said due diligence to its satisfaction, and such due diligence shall be reasonably satisfactory to the Purchaser in its sole discretion.

Section 7.8.  Transaction Documents.

The Shareholders shall have executed and delivered to the Purchaser this Agreement, the Registration Rights Agreement, and the Share Escrow Agreement. WHL shall also have delivered an executed copy of the Employment Agreement.

Section 7.9.  Resignations.

The Purchaser shall have received the resignations, effective as of the Closing Date, of each of the directors and officers of WHL.

Section 7.10.  Options and Warrants.

The Shareholders shall have caused any and all outstanding options and warrants to purchase capital stock of WHL or any of its subsidiaries to have been (i) cancelled in accordance with their terms or (ii) exercised in accordance with their terms, and in the case of (ii) the Shareholders shall have repurchased all shares of its capital stock underlying such exercised options.

Section 7.11.  Tax Sharing Agreements.

Any tax sharing agreements among WHL or any Subsidiaries and any other Person shall have been terminated as of the Closing Date with no further liability to the Purchaser, WHL or any such Subsidiary.

Section 7.12.  Balance Sheet Reserves.

On the Closing Date, WHL shall have sufficient cash in its business banking account to cover the liabilities set forth on the Balance Sheet and those incurred up to the Closing Date plus an additional two hundred thousand USD ($200,000.00).

Section 7.13.  Consulting Agreement.

Bruce Weinmaster shall have agreed to serve as a consultant on substantially the terms set forth in the Consulting Agreement and executed and delivered said Consulting Agreement.

ARTICLE VIII.
THE CLOSING

Section 8.1.  The Closing.

The Closing of the transactions contemplated hereby (the “Closing”) shall be held on July 1, 2005 (the “Closing Date”) or at such other time as the parties may mutually agree. The Closing shall be held at the offices of Niesar Curls Bartling LLP, 90 New Montgomery Street, 9th Floor, San Francisco, CA 94105 or at such other place as the parties may mutually agree. Alternatively, the parties may mutually agree that the Closing may occur by mail, fax, overnight courier or a combination thereof. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

Section 8.2.  Deliveries by the Shareholders at the Closing.

At the Closing, the Shareholders shall deliver, or cause to be delivered, to the Purchaser, in addition to an executed copy of this Agreement, the following items:

(a)  the duly executed certified resolutions referred to in Section 7.2;

(b)  the consents listed on Schedule 7.1;

(c)  the resignations referred to in Section 7.9.

(d)  WHL’s Opinion of Counsel;

(e)  the Escrow Agreement;

(f)  the Registration Rights Agreement duly executed by the Shareholders;

(g)  the Consultant Agreement duly executed by Bruce Weinmaster; and

(h)  the Employment Agreement duly executed by Kristin McLaren; and

(i)  all other previously undelivered documents that the Shareholders are required to deliver to the Purchaser pursuant to this Agreement.

Section 8.3.  Delivery of Certificate Representing Delivered Stock.

Promptly upon execution of this Agreement, Shareholders shall deliver to his counsel a certificate or certificates representing the Delivered Stock, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank, together with a letter, executed by the Purchaser and the Shareholders, in the form attached as Exhibit I instructing Shareholders’ counsel to deliver such certificate(s) and stock power(s) to the Purchaser upon receipt by the Shareholders of the Cash Consideration.

Section 8.4.  Delivery of Certificate Representing Pledged Stock.

Immediately upon the Closing, Shareholders shall cause to be delivered to the Escrow Agent a certificate or certificates representing the Pledged Stock, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank, to be held in escrow in accordance with the terms of the Escrow Agreement.

Section 8.5.  Deliveries by the Purchaser at the Closing.

At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Shareholders, in addition to an executed copy of this Agreement by it and IMSI, the following items:

(a)  the duly executed certified resolutions referred to in Section 6.1;

(b)  the Stock Consideration;

(c)  the originally executed Promissory Note;

(d)  the first installment payment due under the Promissory Note;

(e)  the Purchaser’s Opinion of Counsel;

(f)  duly executed and acknowledged transfer tax and other required tax forms reasonably required by the Shareholders to consummate the transactions contemplated hereby, all in the form required by applicable law;

(g)  the Escrow Agreement;

(h)   the Consultant Agreement;

(i)  the Employment Agreement duly executed by the Purchaser;

(j)  the Registration Rights Agreement duly executed by IMSI;

(k)   the Guarantee by WHL; and

(l)  the General Security Agreement.

(m)  all other previously undelivered documents that the Purchaser is required to deliver to the Shareholders pursuant to this Agreement.

Section 8.6.  Payment of Cash Consideration.

At the Closing, the Purchaser shall pay the Cash Consideration to the Shareholders by wire transfer of immediately available funds.

ARTICLE IX.
INDEMNIFICATION

Section 9.1.  Survival.

All of the representations and warranties of the Shareholders contained in Article III of this Agreement or in any certificate delivered by the Shareholders pursuant to this Agreement shall survive the Closing and continue in full force and effect as follows: (a) in the case of the representations and warranties of the Shareholders contained in Section 3.22 (Tax Matters), until two weeks following the expiration of the statute of limitations with respect to the matter to which the claim relates (including any extension of the statute of limitation consented to by or on behalf of WHL), (b) in the case of the representations and warranties of the Shareholders contained in Section 3.21 Environmental Matters), until the fifth anniversary of the Closing Date, and (c) in the case of any other representation or warranty of the Shareholders contained in this Agreement and any certificate delivered by the Shareholders pursuant to this Agreement pertaining to any of the Shareholders’ representations and warranties, until the second anniversary of the Closing Date. Notwithstanding the foregoing, any notice given in accordance with Section 10.1 of this Agreement claiming an alleged breach of any representation or warranty hereunder shall without further action extend the survival period for the representation or warranty alleged to have been breached, but only as applied to the circumstances set forth in such notice, until immediately after the final resolution of the matter. All of the representations and warranties of the Purchaser contained in Article IV of this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement pertaining thereto shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date.

Section 9.2.  Indemnification Provisions for Benefit of Purchaser.

(a) In the event that either Shareholder breaches any of his or her representations, warranties or covenants contained in this Agreement or in any certificate delivered by said Shareholder pursuant hereto and provided that, as to any claim for breach of representations or warranties, the Purchaser makes a written claim for indemnification against the Shareholders within the applicable survival period, if applicable, then the Shareholders agree to indemnify the Purchaser and its Affiliates from and against all Damages the Purchaser and its Affiliates suffer resulting from or arising out of such event; provided, however, that the Shareholders shall not have any obligation to indemnify the Purchaser from and against any such Damages until the Purchaser has suffered aggregate Damages by reason of all such breaches in excess of $50,000.00 USD and then only to the extent of Damages in excess of said $50,000.00 USD; provided further that no claim may be made by Purchaser under this Section unless the total of the Damages associated with any single event or occurrence triggering an indemnification claim exceeds $10,000.00 USD. In any event, the maximum amount that Shareholders shall be required to pay as to all claims made under this Section shall be equal to the lesser of $4,000,000.00 USD, or the actual consideration received by Shareholders pursuant to this Agreement as of the date of Shareholders’ payment of such indemnification claim, and the payment of which, at Shareholders’ election, may be satisfied in whole or in part by (A) the return of any portion of the Stock Consideration remaining in the Shareholders’ possession, which shall be valued for purposes of this paragraph at the greater of (i) the per share price at which they were issued to the Shareholders, or (ii) the per share closing price of IMSI’s common stock as reported on the OTCBB on the date on which the shares are returned to IMSI or (B) setting off of such amounts against all or any portion of the remaining amounts due under the Promissory Note. In addition, the maximum indemnification amount set forth herein shall be reduced by the net loss (including brokerage fees and commissions), if any, incurred by the Shareholders as a result of the sale of any portion of the Stock Consideration.

(b) Without limiting the generality or effect of the foregoing, the Shareholder shall indemnify, defend and hold harmless IMSI, the Purchaser and any of their respective Affiliates from and against any and all Damages resulting from or arising out of Pre-Closing Taxes (which indemnification, defense and hold harmless shall not be subject to any of the limitations set forth in Section 9.2(a) above). For purposes of this Agreement, “Pre-Closing Taxes” shall mean: (i) all liability for Taxes of WHL for tax periods ending on or prior to the Closing Date; (ii) all liability for Taxes described in Section 5.1; (iii) all liability for Taxes associated with the activities set forth on Schedule 3.23; and (iv) all liability for Taxes of any other person or entity due and owing with respect to the period on or before the Closing Date pursuant to any contractual agreement entered into on or before the Closing Date.

Section 9.3.  Matters Involving Third Parties.

(a)  If any third party notifies a party to this Agreement (the “Indemnified Party”) with respect to any matter which may give rise to a claim (other than a Tax Claim) for indemnification against another party to this Agreement (the “Indemnifying Party”) under this Article IX, then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within ten days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

(b)  Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party’s rights to assume the defense of such matter pursuant to paragraph (c) below, defend against the matter in any manner it deems appropriate.

(c)  The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

(i)  the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party,

(ii)  the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the counsel the Indemnifying Party has selected has a conflict of interest, or (y) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party), and

(iii)  the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

(d)  Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article IX.

(e)  The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party has failed to provide indemnification required to be provided pursuant to this Article IX for fifteen days after a request therefor, then the Indemnified Party may take any such action without the consent of the Indemnifying Party.

(f)  The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

Section 9.4.  Certain Additional Provisions Relating to Indemnification.

(a)  After the Closing Date, the indemnification provisions set forth in this Article IX shall constitute the sole and exclusive recourse and remedy available to the Purchaser with respect to the breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement, except for actual fraud, together with those rights set forth in Section 10.11.

(b)  All payments by an Indemnifying Party under this Article IX shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

Section 9.5.  Procedures Relating to Tax Claims.

If a claim is made by any Tax Governmental Agency which, if successful, is likely to result in an indemnity payment to the Purchaser or any of its Affiliates pursuant to this Article IX, the Purchaser shall notify the Shareholders of such claim (a “Tax Claim”), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve the Shareholders from any liability which they may have on account of this indemnification or otherwise, except to the extent that the Shareholders are materially prejudiced thereby. The Shareholders will have the right, at their option, upon timely notice to the Purchaser, to assume control of any defense of any Tax Claim with their own counsel, provided, however, such counsel is reasonable satisfactory to the Purchaser. The Shareholders’ right to control a Tax Claim will be limited to amounts in dispute which would be paid by the Shareholders or for which the Shareholders would be liable pursuant to this Article IX. Costs of such Tax Claims are to be borne by the Shareholders unless the Tax Claim relates to taxable periods ending after the Closing Date, in which event such costs will be fairly apportioned. The Purchaser and IMSI shall cooperate with the Shareholders in contesting any Tax Claim, which cooperation shall include the retention and, upon the Shareholders’ request, the provision of records and information which are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Notwithstanding the foregoing, the Shareholders shall neither consent nor agree (nor cause WHL to consent or agree) to the settlement of any Tax Claim with respect to any liability for Taxes that may affect the liability for any Canadian, province of British Columbia, state or federal income tax of WHL or any Affiliated Group of which WHL is a member for any taxable period ending subsequent to the Closing Date without the prior written consent of the Purchaser, and neither the Shareholders, nor any Shareholders Entity, shall file an amended Tax Return with respect to such period that may affect the liability for Taxes of WHL without the prior written consent of the Purchaser.

Section 9.6.  Purchaser's Indemnification of Shareholders.

In the event that the Purchaser or IMSI breach any of their representations, warranties or covenants contained in this Agreement or in any certificate delivered by the Purchaser or IMSI pursuant hereto and provided that, as to any claim for breach of representations or warranties, the Shareholders make a written claim for indemnification against the Purchaser within the applicable survival period, if applicable, then the Purchaser and IMSI agree to indemnify the Shareholders and its Affiliates from and against all Damages the Shareholders and its Affiliates suffer resulting from or arising out of such event; provided, however, that the Purchaser and IMSI shall not have any obligation to indemnify the Shareholders from and against any Damages resulting from the breach of any representation or warranty of the Purchaser (as opposed to any covenant of the Purchaser) contained in Article IV of this Agreement until the Shareholders have suffered aggregate Damages, by reason of all such breaches in excess of $25,000; provided further that no claim may be made by Shareholders under this Section unless such claim exceeds $10,000 in value. In any event, the maximum amount that Purchaser and IMSI shall together be required to pay as to all claims made under this Section shall be the maximum indemnification amount set forth in Section 9.2(a) for Shareholders' indemnification of Purchaser.

ARTICLE X.
MISCELLANEOUS PROVISIONS

Section 10.1.  Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Shareholders and to the Purchaser at the addresses indicated below:

If to the Shareholders:	Bruce and Janice Weinmaster 438 - 1088 Sunset Drive Kelowna, BC V1Y 9W1

With a copy to: (which shall not constitute notice)	Doak Shirreff 200-537 Leon Avenue Kelowna, BC V1Y 2A9 Attn: Grant Hardwick, Esq. Fax: (250) 763-4780

If to the Purchaser:	Houseplans, Inc. 100 Rowland Way, Suite 300 Novato, CA 94945-5037 Attn: Bill Bush, President Fax: (415) 897-2544

With a copy to: (which shall not constitute notice)	Niesar Curls Bartling LLP 90 New Montgomery Street, 9th Floor San Francisco, CA 94105 Attn: Gerald V. Niesar, Esq. Fax: (415) 882-5400

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

Section 10.2.  Amendments.

The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by both of the parties hereto.

Section 10.3.  Announcements.

All press releases, notices to customers and suppliers and similar public announcements prior to or within five days after the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both the Purchaser and the Shareholders prior to the issuance thereof; provided that either party may make any public disclosure it believes in good faith is required by law, regulation or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

Section 10.4.  Expenses.

Except as expressly set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 10.5.  Entire Agreement.

This Agreement, together with the Exhibits and Schedules, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, including without limitation the Letter of Intent, dated March 1, 2005, between the Purchaser and WHL, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 10.6.  Descriptive Headings.

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 10.7.  Counterparts.

For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

Section 10.8.  Governing Law; Jurisdiction.

(a)  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed therein without regard to principles of conflicts of law.

(b)  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of California, and, by execution and delivery of this Agreement, the parties hereto hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

Section 10.9.  Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any Canadian, British Columbian, federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means “including but not limited to”; (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) “$” means the currency of the United States of America.

Section 10.10.  Severability.

In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 10.11.  Specific Performance.

Without limiting or waiving in any respect any rights or remedies of the parties under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

SHAREHOLDERS	BRUCE WEINMASTER ________________________________________________ Signature JANICE WEINMASTER ________________________________________________ Signature

WHL	WEINMASTER HOMES, LTD. By: _____________________________________________ Name: Bruce Weinmaster Title: President

PURCHASER	HOUSEPLANS, INC. By: _____________________________________________ Name: William Bush Title: President

IMSI	INTERNATIONAL MICROCOMPUTER SOFTWARE, INC. By: _____________________________________________ Name: Gordon Landies Title: President

Stock Purchase Agreement Signature Page

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(continued)

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(continued)

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SCHEDULE NUMBER	SCHEDULE NAME

2.3	Estimated Closing Date Net Asset Amount
3.2	Organization of WHL
3.4	Conflicts or Violations; Consents
3.5	Subsidiaries and Investments
3.6	Financial Statements of WHL
3.7(a)	Undisclosed Liabilities
3.8	Material Adverse Effect on Balance Sheet
3.9	Accounts Receivable
3.10(b)	Real Property Lease
3.11(a)	Condition and Compliance of Personal Property
3.11(b)	Condition and Compliance of Personal Property
3.11(c)	Condition and Compliance of Personal Property
3.12(a)	Compliance with Legal Requirements
3.12(b)	Permits
3.13	Affiliate Agreements and Liabilities
3.14	Contracts
3.15	Intellectual Property
3.16	Software
3.17	Labor Relations
3.18	Employment and Employment Benefit Matters
3.19(a)	Insurance; Claims Made
3.20	Litigation
3.21	Environmental Matters
3.22	Tax Matters
3.23	Interim Operations
3.26	Major Customers and Major Suppliers
3.27	Certain Payments
3.28	Accounts
4.2	Capitalization of IMSI - Outstanding Options & Warrants
7.1	Consents

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EXHIBIT	EXHIBIT NAME

A	Form of Promissory Note
B	Form of Escrow Agreement
C	Form of Guarantee by WHL
D	Form of General Security Agreement
E	Form of Registration Rights Agreement
F	Form of Employment Agreement - Kristin McLaren
G	Purchaser’s Opinion of Counsel
H	Form of Consultant Agreement- Bruce Weinmaster
I	WHL’s Opinion of Counsel
J	Instruction Letter to Shareholders’ Counsel re Delivery of Certificate Representing the Stock

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